Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180356

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 7 DATED JULY 1, 2014
TO THE PROSPECTUS DATED APRIL 4, 2014

This document supplements, and should be read in conjunction with, our prospectus dated April 4, 2014, as supplemented by Supplement No. 1 dated April 4, 2014, Supplement No. 2 dated April 28, 2014, Supplement No. 3 dated May 1, 2014, Supplement No. 4 dated May 9, 2014, Supplement No. 5 dated May 15, 2014 and Supplement No. 6 dated June 2, 2014. The purpose of this supplement is to disclose:

•	our daily net asset value per share for our Class A shares and Class B shares for the month of June 2014; and

•	the distribution declared by our board of directors for our Class A shares and Class B shares for the third quarter of 2014.

Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A and Class B shares of our common stock on each business day for the month of June 2014:

Date	NAV per Class A Share	NAV per Class B Share
June 2, 2014	$12.36	$12.42
June 3, 2014	$12.36	$12.42
June 4, 2014	$12.36	$12.42
June 5, 2014	$12.38	$12.44
June 6, 2014	$12.37	$12.44
June 9, 2014	$12.36	$12.43
June 10, 2014	$12.36	$12.42
June 11, 2014	$12.35	$12.42
June 12, 2014	$12.35	$12.41
June 13, 2014	$12.35	$12.42
June 16, 2014	$12.35	$12.42
June 17, 2014	$12.35	$12.42
June 18, 2014	$12.36	$12.43
June 19, 2014	$12.37	$12.43
June 20, 2014	$12.37	$12.44
June 23, 2014	$12.37	$12.43
June 24, 2014	$12.37	$12.44
June 25, 2014	$12.37	$12.44
June 26, 2014	$12.37	$12.43
June 27, 2014	$12.38	$12.44
June 30, 2014	$12.37	$12.44
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.
Distribution Declaration
Our board of directors authorized and declared daily cash distributions of $0.00169924 per share for the period commencing on July 1, 2014 and ending on September 30, 2014 for each outstanding share of Class A and Class B common stock (as adjusted for any class-specific expenses). The distributions will be distributed and paid monthly in arrears.